Exhibit 32.2

Certification

Pursuant to the requirements set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), the undersigned, in his capacity as the Chief Financial Officer of Big Heart Pet Brands, hereby certifies that, to the best of his knowledge:

1.	The quarterly report of Big Heart Pet Brands on Form 10-Q for the period ended January 26, 2014, to which this certification is attached as Exhibit 32.2 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of Big Heart Pet Brands at the end of and for the period covered by the Periodic Report.

Date: March 10, 2014	/s/ Larry E. Bodner
Larry E. Bodner
Executive Vice President,
Chief Financial Officer and Treasurer

This certification accompanies and is being “furnished” with this Periodic Report, shall not be deemed “filed” by Big Heart Pet Brands (the “Company”) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Periodic Report, irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to Big Heart Pet Brands and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.